Exhibit D



                        INVESTMENT MANAGEMENT AGREEMENT



         THIS AGREEMENT effective 13th January, 2006, between Starr International Advisors, Inc., a Delaware corporation having its principal office at 399 Park Avenue, New York, NY 10022 (the "Manager") and Universal Foundation, Inc. having its principal office at 101 Front Street, Hamilton, Bermuda (collectively referred to as the "Client"):

   1.    Investment Management Services.

         (a) The Client hereby retains the Manager to manage the investment of certain of the Client's assets (as specified below, the "Assets"), subject to the terms and conditions set forth in this Agreement. The Assets shall be those stock and securities (within the meaning of Section 864(b)(2) of the U.S. Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations thereunder) and cash now held by the Client in various custodian accounts together with the increases or decreases thereto which may occur during the term of this Agreement, which Assets as of the date of full funding thereof will have a value of $225 million. The Manager shall invest, reinvest and dispose of the Assets consistent with this Agreement.

         (b) Except as provided below, the Manager may, without further approval by, or notice to the Client, make all investment decisions concerning the Assets and make purchases, sales, and otherwise effect transactions in stocks and other securities on behalf of the Client. The aforesaid authorization shall remain in full force and effect until revoked by the Client by written notice addressed to the Manager and delivered to its office as set forth above.

         (c) If the Manager wishes to recommend or effect a purchase, sale or other investment transaction for the Client in any asset that either (i) is not a stock or security (within the meaning of Section 846(b)(2) of the Code and the Treasury Regulations thereunder) or (ii) is an interest in a partnership or other entity that is treated as a flow through for U.S. federal income tax purposes ("Other Asset") the Manager shall submit a description of the recommended investment transaction to the president. The Client must approve any such transaction before it is effected.

         (d) Except as otherwise provided in this Agreement, any instruction or direction to the Manager may be given orally, which shall be confirmed in writing as soon as practicable thereafter.

         (e) Notwithstanding anything to the contrary herein, the Manager is not authorized hereunder to, and shall not, invest, effect any transaction or take any other action for or on behalf of the Client that may cause the Client to (i) be treated as being engaged in a "trade or business within the United States" within the meaning of Section 864(b) of the Code and the Treasury Regulations thereunder, or (ii) otherwise have any income, gain or loss that is treated as, or deemed to be, "effectively connected with the conduct of a trade or business within the United States" within the meaning of Section 864(c) of the Code and the Treasury Regulations thereunder.

         The Manager shall keep separate books and records for each Other Asset held by the Client.

   2.    Delivery of Funds and Securities.

         (a) The Client through its Custodians shall retain possession of and have complete custodial responsibility for the Assets managed by the Manager. Except as provided in sub paragraph (b) all transactions shall be consummated by payment to or delivery by a Custodian of all cash or securities or other property due to or from the Custodian by the Manager providing notice to the Client of the transaction and the Client directing the Custodian.

         (b) The Client shall promptly establish a Custodian account at a location to the Manager's satisfaction (thereinafter called T Account) to which cash and an amount of marketable securities as agreed from time to time with the Client can be made available for trading by the Manger. The Manager is authorized to instruct the Custodian of the T Account with respect to all deliveries of funds and marketable securities in connection with transactions by the Manager. The Manager shall give the Custodian written notice of all persons authorized by the Manager to give oral instructions or to sign written instructions to the Custodian on behalf of the Manager. All oral instructions to the Custodian or any other person or entity shall be confirmed by the Manager in writing as soon as practicable thereafter. The Manager shall have no obligation or liability with respect to the Client's T Account, including any loss incurred by the Client to the extent caused by act or omission of the Custodian or any of its agents.

         (c) The Manager shall place orders for the execution of transactions for the T Account through such brokers and dealers and at such prices and commissions as the Manager believes to be in the best interests of the T Account. In placing such orders, the Manager will give primary consideration to obtaining the best net price and best execution of its orders.

         (d) The Manager shall have no power or authority to direct the Custodian of the T Account or any of the Custodian's agents or any broker, dealer, or issuer to deliver securities or other property or pay cash to the Manager or any of its agents, except the Manager may direct securities or other property to be delivered, and cash to be paid, to any agent engaged by the Manager, in accordance with industry practice, in order to carry out one or more of the transactions of the T Account contemplated under this Agreement.

         (e) The Manager shall in a timely fashion review and ensure the accuracy and completeness of all reports and other communications concerning the execution of orders, confirmations, purchase and sale orders, corrective notices, account statements and similar matters rendered by any broker, dealer, issuer or any other person and effect prompt corrections thereto when appropriate.

   3.    Fee Schedule.

         For its services hereunder the Manager shall be paid a fee computed at the annual rate set forth in the fee schedule attached hereto as Exhibit A. Such fee shall be payable quarterly in arrears when billed and shall be computed based on the market value of the Assets, such marketable assets as determined by the Custodian of the T Account of the average at the close of business of the last day of the preceding quarter and the last day of the current quarter or for other Assets as determined and agreed with the Client. If this Agreement is terminated before the last trading day of a quarter, such fee shall be prorated based on the number of calendar days during the quarter on which this Agreement is in effect.

   4.    Reports and Records.

         (a) The Manager shall provide the Client or Custodian with detailed transaction information with respect to each transaction hereunder within one business day after the transaction date.

         (b) The Manager shall cause to be rendered to the Client quarterly statements setting forth the Assets in the T Account as well as other Assets invested by the Manager and transactions for, and other changes to, the T Account and other Assets during such period. Such quarterly statements shall be delivered to the President and Treasurer of the Client. The quarterly statements shall also summarize the results achieved during the previous three months and calendar year to date. The Manager shall be available for consultation with the Client's president and other members of management of Client, and such others that may be designated from time to time by the Client, so that such parties will be continuously informed as to the suitability of all investment actions taken. The Manager shall render such other reports and give such other information as may be reasonably requested by the Client or the Custodian and will comply with all reasonable operational requests of the Custodian or the Client in addition to those set forth herein. All statements or reports shall be in the form agreed upon by the parties hereto.

         (c) The Manager shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement. All records maintained pursuant to this Agreement shall be deemed the property of the Client and shall be subject to examination by Client and by persons authorized by it at all times upon reasonable notice. Other than accounts or records routinely or customarily destroyed in the ordinary course of business, no such accounts or records may be destroyed by it unless the Manager first notifies the Client in writing of the intention to do so and transfers to the Client any of such accounts or records as may be requested by the Client.

   5.    Covenants of Manager.

         (a) The Manager shall fully and faithfully discharge all of its obligations, duties, and responsibilities pursuant to this Agreement with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person in like capacity and acting in accordance with this Agreement would use in like situations.

         (b) In carrying out its obligations under this Agreement, the Manager shall comply with all applicable Laws. Without limiting the foregoing, the Manager undertakes to manage, and to supervise those under its control in the management of, the investment of the Assets in accordance with all applicable Laws and shall not effect any securities transaction on behalf of the Client if such transaction may violate any of the rules or regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the equivalent provisions of any other applicable securities Laws. The Manager shall notify the Client if it becomes subject to any non-routine examination, inspection, or other similar process by any regulatory authority, including without limitation the Securities and Exchange Commission.

         (c) The Manager shall retain as strictly confidential the transactions contemplated hereunder, including without limitation allocations of the Assets and the identity and composition of the investments that comprise the Assets, as well as all information about the Client received in performing services contemplated by this Agreement, except to the extent that disclosure thereof is or may be necessary or appropriate, after consultation with the Client, in the performance of any of its duties or responsibilities pursuant to this Agreement, or except as may be required by applicable Laws, or except to the extent that such disclosure may be authorized in advance by the Client in writing.

         (d) The Manager shall vote all proxies solicited by, or with respect to, the issuers or securities held in the Account in accordance with the Manager's proxy guidelines as in effect on the date hereof, unless otherwise instructed by the Client. The Manager shall provide the Client with a quarterly report summarizing all proxies voted by the Manager on behalf of the Client.

         (e) The Manager shall not engage in any activity constituting "soft dollar" arrangements or "payment for order flow," including, without limitation, any monetary payment, discount, rebate, reduction in fee, or any non-monetary compensation of any kind, received or to be received for directing an order to a certain market or broker, without the prior written consent of the Client.

         (f) It is understood that the Manager may perform investment advisory services for other clients. The Manager may give advice and take action in the performance of its duties with respect to its other clients which may differ from advice given to, or the timing and nature of action taken with respect to, the Client, as long as, to the extent practical, the Manager allocates investment opportunities to the Client's Account over a period of time on a fair and equitable basis relative to other clients. This Agreement shall not obligate the Manager to recommend to the Client the purchase or sale of any security which the Manager, its principals, affiliates, or employees, may purchase or sell for its or their own accounts, or for the account of any other client, if in the opinion of the Manager, such transaction or investment would be unsuitable, impractical or undesirable for the Client in view of the Client's investment objectives and restrictions.

         (g) The Manager shall indemnify the Client and its officers, employees and agents (each of whom is referred to as a "Client Party") for, and shall hold each Client Party harmless from and against, all damages, judgments, liabilities, claims, losses, costs, fees, and expenses (including, without limitation, reasonable attorneys' fees and expenses and other litigation-related expenses and disbursements) of every kind and description (any and all of which are referred to a "Claims") arising, directly or indirectly, from any violation or breach by the Manager of any Law, or any violation or breach of by the Manager of any of its representations, warranties or obligations. The availability to a Client Party of the indemnification provided in this Agreement shall not preclude the exercise of any other right, at law or in equity, which such Client Party may have against the Manager.

         (h) The Manager shall immediately notify the Client if it fails to comply with or will for any reason be unable to comply with any term or provision of this Agreement, and of any change in the Manager's personnel who exercise investment discretion with respect to the Client, including, without limitation, any change in the portfolio manager for the Client.

   6. Termination. This Agreement shall continue in effect until terminated either: (a) by the Client by giving to the Manager written notice which shall be effective upon receipt; or (b) by the Manager by giving to the Client written notice which shall be effective thirty (30) days after the date of receipt.

   7.    Representations.

         (a) The Manager hereby represents and warrants to the Client as follows, which representations and warranties shall be deemed repeated at and as of all times during the term of this Agreement:

            (i) The Manager is duly authorized to enter this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Manager, enforceable against it in accordance with its terms. The entering into and performance of this Agreement by the Manager does not and will not violate any agreement to which the Manager is a party or by which it is bound, or any law, statute, regulation, vote, order, injunction, authorization or approval of any government or political subdivision or any agency, central bank or other instrumentality of either, or any court, tribunal, arbitrator or self-regulatory organization, in each case whether domestic, foreign or international ("Laws"). Neither the Manager nor any of its directors or officers has been charged with or convicted of a violation of any Law related to the provision of investment advisory services.

            (ii) The Manager has and shall maintain in force all necessary licenses, approvals, registrations and authorizations from all appropriate federal, state, local and (where relevant) foreign governmental authorities for the performance of its obligations under this Agreement, including (without limitation) pursuant to the Investment Advisers Act of 1940, as amended (the "Advisers Act"). The Manager and each of its directors, officers, employees, and agents have fully complied with the requirements of, and have performed all acts mandated by, any state or federal government in order for it or them to act under the terms and conditions of this Agreement.

            (iii) The Manager has in place insurance adequate in light of its obligations and potential liabilities under this Agreement. All such policies or binders of insurance are valid and enforceable in accordance with their terms and are in full force and effect, and provide professional liability limits of at least $1 million per occurrence. There has been no impairment of limits under any such policy or binder, and the Manager has not received notice of cancellation or non-renewal of any such policy or binder.

            (iv) Each representation or warranty contained in this Agreement and each written statement, certificate, or document furnished or to be furnished to the Client by or on behalf of the Manager pursuant to this Agreement is or will be, as the case may be, true, accurate and complete.

         (b) The Client hereby represents and warrants to the Manager as follows, which representations and warranties shall be deemed repeated at and as of all times during the term of this Agreement: The Client is duly authorized to enter into this Agreement. This Agreement constitutes the legal, valid and binding obligation of the client enforceable against it in accordance with their respective terms. The entering into and performance of this Agreement by the Client does not and will not violate any agreements to which the Client is a party or by which it is bound, or any Law.

   8. Assignment. No assignment (as defined in the Advisers Act) of this Agreement by the Manager shall be effective without the prior written consent of the Client.

   9. Waiver; Modification. No provision of this Agreement may be waived or modified other than by a writing signed by the party to be charged with such waiver or modification.

   10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements negotiated, executed, and wholly performed within this State.

   11. Entire Agreement; Severability. This Agreement constitutes the entire agreement of the Manager and the Client with respect to the matters covered by this Agreement. This Agreement supersedes any and all prior understandings, written or oral, between the Manager and the Client. Whenever possible, each provision and term of this Agreement shall be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited by Law or invalid, then such provision or term shall be ineffective only in the jurisdiction or jurisdictions so holding and only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                            Starr International Advisors, Inc.


                                            By:  /s/ Edward E. Matthews
                                                 -----------------------------
                                                 Name:  Edward E. Matthews
                                                 Title: President


                                            Universal Foundation, Inc.


                                            By: /s/ Stuart Osborne
                                                 -----------------------------
                                                Name:   Stuart Osborne
                                                Title:  President